MASTER SOFTWARE LICENSE AND SERVICES AGREEMENT (COST REIMBURSEMENT)

This Master Software License and Services Agreement (this "Agreement") is effective as of November 15, 2025 (the "Effective Date"), by and between:

●Robert Ventures LLC, a Delaware limited liability company, with its principal place of business at 2810 North Church Street, #28283, Wilmington, DE, 19802 ("Licensor"), and

●Robert Ventures Holdings LLC, a Delaware limited liability company, with its principal place of business at 2810 North Church Street, #28283, Wilmington, DE, 19802 ("Licensee").

RECITALS

WHEREAS, Licensor has developed and owns a proprietary investor portal software platform (the "Software");

WHEREAS, Licensee desires to obtain a license to use the Software for its business operations, specifically for bond offerings and investor management;

WHEREAS, Licensee desires that Licensor provide ongoing development, maintenance, hosting coordination, security, and related support services with respect to the Software;

WHEREAS, the parties intend for this Agreement to reflect an arm’s length transaction between affiliated entities, under which Licensee reimburses Licensor for all reasonable and documented costs incurred in connection with the Software and Services;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.DEFINITIONS

1.1"Software" means the investor portal software platform, including all source code, object code, documentation, and updates.

1.2"Services" means development, maintenance, support, hosting coordination, security, and related services provided by Licensor as described in Exhibit A.

1.3"Intellectual Property Rights" means all patents, copyrights, trademarks, trade secrets, and other proprietary rights worldwide.

1.4"Investor Data" means any personal, financial, or regulated information of Licensee’s investors processed by or stored in the Software.

1.5"Reimbursable Costs" means the actual, reasonable, documented, and allocable costs incurred by Licensor in developing, operating, maintaining, supporting, securing, and improving the Software, as further described in Exhibit B.

2.GRANT OF LICENSE

2.1Grant. Subject to the terms of this Agreement, Licensor grants to Licensee a non-exclusive, non-transferable, revocable license to use the Software solely for Licensee's internal business purposes.

2.2Restrictions. Licensee shall not sublicense, sell, lease, distribute, reverse-engineer, or create derivative works of the Software, except as expressly permitted in writing by Licensor.

2.3Reserved Rights. Licensor retains all rights not expressly granted and may license or sell the Software to third parties at its sole discretion, provided such actions do not materially interfere with Licensee’s permitted use.

3.FEES; COST REIMBURSEMENT; ARM’S LENGTH BASIS

3.1Cost Reimbursement Model. In lieu of any fixed license or usage fee, Licensee shall reimburse Licensor for all Reimbursable Costs incurred in connection with the Software and the Services.

3.2Invoicing. Licensor shall invoice Licensee on a semiannual basis for Reimbursable Costs incurred during the applicable period, together with reasonable supporting detail. The parties acknowledge that invoicing frequency may be changed in the future (e.g., to quarterly or monthly) by mutual written agreement.

3.3Invoice Detail. Each invoice shall include reasonable supporting detail, which may include time records for labor, third-party invoices or receipts, and a summary of cost categories incurred during the applicable period.

3.4Extraordinary Costs. Any single non-recurring expense in excess of $25,000, or any material new third-party service not previously used in connection with the Software, shall require Licensee’s prior written approval (not to be unreasonably withheld or delayed).

3.5Allocation of Shared Costs. To the extent any Reimbursable Costs are shared with other projects or business activities of Licensor, such costs shall be allocated to the Software using a commercially reasonable and consistently applied allocation methodology.

3.6Payment Terms. Licensee shall pay all undisputed amounts within thirty (30) days of receipt of invoice.

3.7Taxes. Reimbursable Costs are exclusive of applicable taxes, which shall be paid by Licensee, excluding taxes based on Licensor’s net income.

3.8Arm’s Length Basis; Audit Right. The parties acknowledge that this Agreement is intended to reflect terms and pricing consistent with those that would be agreed between independent, unrelated parties in an arm’s length transaction. Licensor shall maintain reasonable documentation supporting the calculation and allocation of Reimbursable Costs, and Licensee shall have the right, upon reasonable notice and during normal business hours, to review such documentation solely to verify compliance with this Agreement.

3.9Periodic Transfer Pricing Review. The parties agree to review this arrangement at least annually, or upon any material change in the use or value of the Software or Services, to determine whether a markup or alternative pricing methodology is required to maintain compliance with applicable transfer pricing principles under Section 482 of the Internal Revenue Code and applicable Treasury Regulations. If such a review indicates that a markup or other adjustment is appropriate, the parties shall negotiate in good faith to amend this Agreement accordingly.

4.INTELLECTUAL PROPERTY & IMPROVEMENTS

4.1Ownership. Licensor retains all right, title, and interest in and to the Software and all Intellectual Property Rights therein. Nothing in this Agreement transfers any ownership interest to Licensee.

4.2Work Made for Hire; Assignment. Any improvements, modifications, configurations, custom work, feedback, or enhancements created in connection with this Agreement (collectively, "Improvements") shall be deemed “work made for hire” for Licensor. To the extent any such Improvements do not qualify as works made for hire, Licensee hereby irrevocably assigns to Licensor all right, title, and interest therein.

4.3No Implied Rights. Licensee receives no rights in the Software or Improvements other than the limited license expressly granted herein.

4A. REPRESENTATIONS AND WARRANTIES

4A.1 Mutual Representations. Each party represents and warrants to the other that, as of the Effective Date and throughout the term of this Agreement:

(a)Organization and Good Standing. Such party is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its business as presently conducted.

(b)Authority and Capacity. Such party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of such party.

(c)No Conflicts. The execution, delivery, and performance of this Agreement do not and will not (i) conflict with or violate the operating agreement or other organizational documents of such party, (ii) conflict with or violate any applicable law, regulation, order, or judgment, or (iii) result in a breach of, or constitute a default under, any material agreement to which such party is a party.

(d)Compliance with Laws. Such party is in material compliance with all applicable laws, regulations, and orders applicable to its performance under this Agreement.

4A.2 Representations of Licensor. Licensor represents and warrants to Licensee that:

(a)Ownership of Intellectual Property. Licensor is the sole and exclusive owner of all right, title, and interest in and to the Software and all associated Intellectual Property Rights, free and clear of all liens, encumbrances, and adverse claims. No other person or entity has any ownership interest in the Software or any right to claim ownership thereof.

(b)Development with Own Resources. The Software was developed by or on behalf of Licensor using Licensor’s own resources and funding. No third party contributed to the development of the Software in a manner that would give rise to any ownership claim or license right not disclosed to Licensee.

(c)Non-Infringement. To Licensor’s knowledge, the Software does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party.

(d)No Malicious Code. Licensor has not knowingly introduced into the Software any virus, worm, Trojan horse, backdoor, or other malicious code designed to disrupt, disable, or harm the Software or any system with which it interacts.

(e)Right to License. Licensor has the full right and authority to grant the license set forth in Section 2 of this Agreement and to perform the Services contemplated herein, without the consent of any third party.

(f)No Prior Encumbrances. Licensor has not previously assigned, transferred, licensed (exclusively), pledged, or otherwise encumbered the Software or any Intellectual Property Rights therein in any manner that would conflict with Licensee’s rights under this Agreement or restrict Licensor’s ability to perform its obligations hereunder.

4A.3 Representations of Licensee. Licensee represents and warrants to Licensor that:

(a)Permitted Use. Licensee shall use the Software solely for its internal business purposes as contemplated by this Agreement and in compliance with all applicable laws and regulations, including securities laws and regulations applicable to its bond offerings and investor management activities.

(b)No Ownership Claim. Licensee acknowledges and agrees that it has no ownership interest in the Software or any Intellectual Property Rights therein, and that its sole right with respect to the Software is the limited license expressly granted in Section 2 of this Agreement. Licensee shall not represent to any third party that it owns the Software or any component thereof.

(c)Regulatory Compliance. Licensee is, and shall remain during the term of this Agreement, in material compliance with all applicable securities laws, regulations, and rules governing its bond offering and investor management activities, and shall promptly notify Licensor of any regulatory inquiry, investigation, or enforcement action that may affect the Software or its use.

4A.4 Survival. The representations and warranties set forth in this Section 4A shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the term of this Agreement and for a period of two (2) years following its termination or expiration.

4A.5 Knowledge Qualifier. Where a representation or warranty in this Section 4A is qualified by “to Licensor’s knowledge” or similar language, such knowledge means the actual knowledge of Joseph Robert, without independent investigation or inquiry.

5.DATA SECURITY AND PRIVACY

5.1Safeguards. Licensor shall maintain commercially reasonable administrative, physical, and technical safeguards designed to protect the security, confidentiality, and integrity of Investor Data.

5.2Regulatory Alignment. Licensor shall use commercially reasonable efforts to design and maintain such safeguards in a manner consistent with generally accepted industry standards and, to the extent applicable, with requirements under laws and regulations governing financial and investor data (including, where applicable, GLBA and applicable SEC regulations).

5.3Compliance. Each party shall comply with all applicable data protection and privacy laws.

5.4Incident Notification and Cooperation. In the event of a confirmed security incident involving Investor Data, Licensor shall notify Licensee without undue delay and reasonably cooperate in any legally required notifications, investigations, and remediation.

6.CONFIDENTIALITY

6.1Confidential Information. Each party may receive non-public, proprietary, or confidential information of the other, including the Software, source code, business plans, pricing, security measures, and Investor Data (“Confidential Information”).

6.2Obligations. Each party shall use Confidential Information solely for purposes of this Agreement and protect it using at least the same degree of care it uses to protect its own confidential information (and no less than reasonable care).

6.3Exclusions. Confidential Information does not include information that is publicly available without breach, rightfully received from a third party, or independently developed without use of the other party’s Confidential Information.

6.4Survival. These obligations shall survive for five (5) years after termination of this Agreement, and trade secrets shall be protected for so long as they remain trade secrets.

6.5Injunctive Relief. Unauthorized disclosure may cause irreparable harm for which monetary damages may be inadequate, and injunctive relief may be appropriate.

7.INDEMNIFICATION

7.1By Licensor. Licensor shall defend, indemnify, and hold harmless Licensee from and against any third-party claims arising from (a) allegations that the Software infringes any U.S. patent or copyright, (b) Licensor’s breach of this Agreement, (c) Licensor’s violation of applicable law, or (d) Licensor’s failure to comply with its data security obligations under this Agreement or applicable data protection laws.

7.2By Licensee. Licensee shall defend, indemnify, and hold harmless Licensor from and against any third-party claims arising from (a) Licensee’s misuse of the Software, (b) Licensee’s breach of this Agreement, or (c) the unauthorized disclosure of Investor Data caused by Licensee’s negligence or willful misconduct.

7.3Procedure. The indemnified party shall promptly notify the indemnifying party of any claim and reasonably cooperate in the defense.

8.LIMITATION OF LIABILITY

8.1Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE SOFTWARE AND SERVICES ARE PROVIDED “AS IS.”

8.2Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.

8.3Cap and Carve-Outs. EXCEPT FOR (i) A PARTY’S INDEMNIFICATION OBLIGATIONS, (ii) BREACHES OF CONFIDENTIALITY OR DATA PROTECTION OBLIGATIONS, (iii) INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR (iv) WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH PARTY’S TOTAL LIABILITY SHALL NOT EXCEED THE TOTAL REIMBURSABLE COSTS PAID UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM.

9.TERM AND TERMINATION

9.1Term. This Agreement shall remain in effect for one (1) year from the Effective Date and shall automatically renew for successive one-year terms unless terminated as provided herein.

9.2Termination for Convenience. Either party may terminate this Agreement upon sixty (60) days’ written notice.

9.3Termination for Cause. Either party may terminate this Agreement upon written notice if the other party materially breaches this Agreement and fails to cure such breach within thirty

(30) days after receipt of notice.

9.4Effect of Termination. Upon termination, Licensee shall immediately cease all use of the Software, and all outstanding payment obligations shall become immediately due.

9.5Transition Assistance. Upon termination, Licensor shall, for a period of up to 90 days, provide reasonable transition assistance to facilitate export of Investor Data and orderly migration, at Licensor’s then-current cost rates.

9.6Data Return or Destruction. Upon termination and at Licensee’s written request, Licensor shall return or securely destroy Investor Data in its possession, subject to any legal retention requirements.

9.7Survival. Sections 4, 4A, 6, 7, 8, 9.4–9.6, and 10–15 shall survive termination.

10.PRIOR ACTIVITIES

The parties acknowledge that Licensor has performed development and related services prior to the Effective Date, and that Licensee has used the Software prior to the Effective Date. This Agreement ratifies and governs such prior use and services, and Reimbursable Costs may include costs incurred prior to the Effective Date as reflected in the first invoice issued hereunder.

11.INDEPENDENT CONTRACTORS

The parties are independent contractors. Nothing in this Agreement creates any partnership, joint venture, agency, or fiduciary relationship, and neither party has authority to bind the other.

12.FORCE MAJEURE

Neither party shall be liable for failure or delay due to events beyond its reasonable control, including acts of God, war, terrorism, labor disputes, or governmental actions; provided that payment obligations shall be excused only to the extent legally required.

13.COMPLIANCE WITH LAWS; EXPORT CONTROLS

Each party shall comply with all applicable laws and regulations, including export control and sanctions laws, in connection with this Agreement and use of the Software.

14.ASSIGNMENT

Licensee may not assign this Agreement without Licensor’s prior written consent. Licensor may assign this Agreement in connection with a merger, sale of assets, or transfer of the Software upon written notice to Licensee.

15.MISCELLANEOUS

15.1Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

15.2Notices. All notices shall be in writing and delivered to the addresses set forth above (or as later designated).

15.3Entire Agreement; Amendments. This Agreement and its Exhibits constitute the entire agreement and may be amended only in writing signed by both parties.

15.4Severability. If any provision is held unenforceable, the remainder shall remain in effect.

15.5Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original.

SIGNATURES

Robert Ventures LLC (Licensor)

By:

Name: Joseph Robert

Title: Manager

Robert Ventures Holdings LLC (Licensee)

By:

Name: Joseph Robert

Title: Manager of the Manager, Robert Ventures LLC

EXHIBIT A: STATEMENT OF WORK

●Development & Maintenance: Ongoing software development, maintenance, and improvements.

●Support: Technical and operational support during normal business hours.

●Infrastructure Coordination: Coordination and management of hosting, databases, storage, and related infrastructure.

●Security: Implementation and maintenance of reasonable security measures.

●Updates: Provision of all standard version updates released by Licensor.

EXHIBIT B: REIMBURSABLE COSTS

Reimbursable Costs may include, without limitation:

●Engineering, development, product, and support labor (with time records)

●Infrastructure, hosting, database, storage, and bandwidth costs

●Third-party services and APIs (including, without limitation, Plaid and similar providers)

●Security, monitoring, logging, and backup tools

●Software licenses, SDKs, and development tools

●Testing, QA, and deployment costs

●Reasonable overhead allocable to the Software using a consistent methodology

Invoicing: Semiannual, unless otherwise agreed in writing.

Payment Terms: Net 30 from invoice date.